Exhibit 5.1

September 23, 2021

TELUS International (Cda) Inc.

Floor 7, 510 West Georgia Street

Vancouver, British Columbia

V6B 0M3

Re: Securities Registered under Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as Canadian counsel to TELUS International (Cda) Inc. a company governed by the Business Corporations Act (British Columbia) (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of a Registration Statement on Form F-1 (the “Additional Registration Statement”) pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), which Additional Registration Statement incorporates by reference the registration statement on Form F-1 of the Company filed on September 21, 2021, including the exhibits thereto (the “Registration Statement”). This opinion letter is furnished to you in connection with your filing of the Additional Registration Statement relating to the secondary offering (the “Offering”) of an aggregate of up to 2,760,000 subordinate voting shares of the Company (the “Shares”), including Shares purchasable by the underwriters upon their exercise of an option to purchase additional subordinate voting shares granted by the selling shareholders referred to in the Registration Statement. Certain of the Shares will be issued prior to the completion of the Offering upon the conversion of an equal number of existing multiple voting shares of the Company in accordance with the articles of the Company (the “Articles”). The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company, the selling shareholders and the underwriters.

We have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to certain factual matters, upon certificates of officers of the Company. Without limiting the generality of the foregoing, we have reviewed the notice of articles of the Company, the Articles and certain resolutions of the directors and shareholders of the Company.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

The opinions expressed below are limited solely to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and the outstanding subordinate voting shares comprising the Shares are, and the subordinate voting shares issuable upon conversion of the multiple voting shares of the Company held by the selling shareholders in accordance with the Articles, will be, validly issued as fully paid and non-assessable subordinate voting shares of the Company.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Additional Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP